FEEL THE WORLD, INC.
2016 STOCK INCENTIVE PLAN

Article 1.     Establishment and Purpose of the Plan.

1.1     Establishment. Feel the World, Inc., a Delaware corporation (the “Company”) hereby establishes the Feel the World, Inc. 2016 Stock Incentive Plan (this "Plan”) as set forth herein.

1.2     Purpose of the Plan. The purpose of this Plan is to offer certain Employees, Non- Employee Directors, Consultants, and prospective Employees the opportunity to acquire a proprietary interest in the Company. Through the Plan, the Company seeks to attract, motivate, and retain highly competent persons upon the efforts of whom the success of the Company is dependent. The Plan provides for the grant of Options and Restricted Stock Awards. An Option granted under the Plan may be a Non-Statutory Stock Option or an Incentive Stock Option, as determined by the Administrator.

Article 2.     Definitions.     As used herein, the following definitions shall apply.

2.1     "Administrator" shall mean the Board or the Committee, subject to Section 4.1.

2.2     "Award" shall mean an Option or Restricted Stock Award.

2.3     "Base Value" shall mean the Fair Market Value of one share of the Company’s Common Stock on the date of grant of the Award hereunder.

2.4     "Board” shall mean the Board of Directors of the Company.

2.5     "Cause" shall have the meaning given to it under the Participant's employment agreement with the Company, or a policy or other plan of the Company to which the Participant is subject. If the Participant does not have an employment agreement or the employment agreement does not define this term, or the Company does not have such a policy or other plan that defines this term, then Cause shall include, without limitation, malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith or any conduct detrimental to the interests of the Company which results in termination of the Participant's Service with the Company as determined by the Administrator or the Company.

2.6     "Change in Control" shall mean, except as otherwise provided in an Option Agreement or Restricted Stock Award Agreement:

(a)     stockholder approval of a plan of dissolution or liquidation of the Company;

(b)     where any one person, or more than one person acting as a group, acquires ownership of stock of the Company (whether by reorganization, acquisition, merger, consolidation, or otherwise) that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the combined voting power of the stock of the Company. Notwithstanding the foregoing, (i) if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered a Change in Control, and (ii) an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will not be treated as an acquisition of stock for purposes of this Section 2.7(b).

For purposes of this definition of “Change in Control”, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be “acting as a group” if they are owners of a corporation or other business entity that enters into a merger, consolidation, purchase, or acquisition of stock or similar business transaction with the Company; or

(c)     the sale of all or substantially all the assets of the Company to another person.

2.7     "Code" shall mean the Internal Revenue Code of 1986, as amended.

2.8     "Committee" shall mean a committee appointed by the Board in accordance with Article 4.

2.9     "Common Stock" shall mean the voting common stock of the Company. $0,001 par value.

2.10    "Company" shall mean Feel the World. Inc., a Delaware corporation.

2.11    "Consultant" shall mean any natural person who performs bona fide services for the Company as a consultant or advisor, excluding Employees and Non-Employee Directors.

2.12    "Date of Grant" shall mean the date on which the Administrator took all necessary corporate action to approve the grant of an Option or a Restricted Stock Award.

2.13   "Disability" shall mean a determination by the Administrator that a Participant is “disabled" within the meaning of Section 409A(a)(2)(C) of the Code. The previous sentence notwithstanding, in the case of an Incentive Stock Option, the term "Disability” for purposes of the preceding sentence shall have the meaning given to it by Section 422(c)(6) of the Code.

2.14    "Employee" shall mean any individual who is a common-law employee of the Company.

2.15    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

2.16    "Exercise Price" in the case of an Option, shall mean the exercise price of a share of Optioned Stock.

2.17    "Fair Market Value" shall mean, as of any date, the value of Common Stock determined as follows:

(a)     If the Common Stock is listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price per share for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)     If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock quoted by such recognized securities dealer on the last market trading day prior to the day of determination: or

(c)     In the absence of an established market for the Common Stock, its Fair Market Value shall be determined, in good faith, by the Administrator in accordance with Treasury Regulation §1.409A -1(b)(5)(iv)(B).

2.18    "Grantee" shall mean any person who is granted a Restricted Stock Award.

2.19    "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and which is so designated in the applicable Option Agreement. Under no circumstances shall any Option that is not specifically designated as an Incentive Stock Option be considered an Incentive Stock Option.

2.20    "Non-Employee Director" shall mean a non-employee member of the Board.

2.21    "Non-Statutory Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option.

2.22    "Notice of Stock Award Grant" shall mean the notice delivered by the Company to the Grantee evidencing the grant of a Restricted Stock Award.

2.23    "Notice of Stock Option Grant" shall mean the notice delivered by the Company to the Optionee evidencing the grant of an Option.

2.24    "Option" shall mean a stock option granted pursuant to the Plan.

2.25    "Option Agreement" shall mean a written agreement that evidences an Option in such form as the Administrator shall approve from time to time.

2.26    "Optioned Stock" shall mean the Shares subject to an Option.

2.27    "Optionee" shall mean any person who receives an Option.

2.28    "Participant" shall mean an Optionee or a Grantee.

2.29    "Plan" shall mean this Feel The World, Inc. 2016 Stock Incentive Plan, as amended and restated from time to time.

2.30    "Restricted Stock" shall mean the Shares granted under the Plan to a Grantee pursuant to a Restricted Stock Award for such consideration, if any, and subject to such restrictions on transfer rights of first refusal, repurchase options, forfeiture provisions, and other terms and conditions as established by the Administrator.

2.31    "Restricted Stock Award" shall mean an Award granted pursuant to Article 9.

2.32    "Restricted Stock Award Agreement" shall mean a written agreement that evidences a Restricted Stock Award in such form as the Administrator shall approve from time to time.

2.33    “Risk of Forfeiture" shall mean the Grantee's risk that the Restricted Stock may be forfeited and returned to the Company in accordance with Article 9.

2.34    "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3.

2.35    "Section 409A” shall mean Section 409A of the Code and any and all Treasury Regulations issues pursuant to Section 409A of the Code.

2.36    “Securities Act" shall mean the Securities Act of 1933, as amended.

2.37    "Service" shall mean the performance of services for the Company by an Employee, Non-Employee Director, or Consultant, as determined by the Administrator in its sole discretion. Service shall not be considered interrupted in the case of: (a) a change of status (i.e., from Employee to Consultant, Non-Employee Director to Consultant, or any other combination); (b) transfers between locations of the Company; or (c) a leave of absence approved by the Company. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company.

2.38    "Service Provider" shall mean an Employee, Non-Employee Director, or Consultant.

2.39 "Share" shall mean a share of Common Stock.

2.40    "Tax Withholding Obligations" shall mean any taxes that the Company is required by applicable federal, state, and local, domestic and/or foreign, law to withhold with respect to any taxable event arising as a result of the Plan.

2.41    "10% Stockholder" shall mean the owner of stock (as determined under Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.

2.42    "Termination Date" shall mean the date on which a Participant's Service terminates, as determined by the Administrator in its sole discretion.

Article 3.     Rules of Interpretation.     Unless otherwise specified:

3.1     headings do not affect interpretation;

3.2     singular includes plural and plural includes singular;

3.3     words of one gender include any gender;

3.4     “or” is not exclusive and includes “and/or”;

3.5     “including” means “including, without limitation”;

3.6     for each defined term, the definition ascribed to such term, and each common noun and pronoun, shall be equally applicable to both the singular and plural forms of such term and to masculine, feminine, and neuter genders of such term;

3.7     reference to a person includes an individual, corporation, joint venture, association, government body, and any other entity;

3.8     a provision must not be construed against a party only because that party prepared it; and

3.9     unless the context shall clearly indicate otherwise, or may otherwise require, in this Agreement the terms “herein,” “hereunder.” “hereby,” “hereto," “hereof,” and any similar terms refer to this Agreement as a whole and not to any particular paragraph, article, section, or subsection hereof.

Article 4.     Administration of the Plan.

4.1     Administration. Except as otherwise provided for herein, the Plan shall be administered by (a) the Board or (b) a Committee, which Committee shall be constituted to satisfy applicable laws.

4.2     Powers of the Administrator.     Subject to the provisions of the Plan and in the case of specific duties delegated by the Administrator, and subject to the approval of relevant authorities, including the approval, if required, of any stock exchange or national market system upon which the Common Stock is then listed, the Administrator shall have the authority, in its sole discretion:

(a)     to exercise all of the powers granted to it under the Plan;

(b)     to determine the Fair Market Value of the Common Stock pursuant to the terms of the Plan;

(c)     to select the Service Providers to whom Awards may, from time to time, be granted under the Plan;

(d)     to determine whether and to what extent Awards are granted under the Plan;

(e)     to determine the number of Shares that pertain to each Award;

(f)     to approve the terms of the Option Agreements and Restricted Stock Award Agreements;

(g)     to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award. Such terms and conditions may include, but are not limited to, the Exercise Price, the status of an Option (Non-Statutory Stock Option or Incentive Stock Option), the time or times when Awards may be exercised, vesting or forfeiture conditions, vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(h)     to determine the method of payment of the Exercise Price;

(i)     to delegate to others responsibilities to assist in administering the Plan;

(j)     to construe and interpret the terms of the Plan. Option Agreements, Restricted Stock Award Agreements, and any other documents related to the Awards;

(k)    to interpret and administer the terms of the Plan to comply with all federal, state, and local tax rules and regulations or any other applicable law, and to cause any Award that is intended to be exempt from Section 409A to continue to be so exempt, and to cause any Award which is subject to Section 409A to not cause such Award to violate Section 409A; and

(I)     to adopt, alter, and repeal such administrative rules, guidelines, and practices governing the operation of the Plan as it shall from time to time deem advisable.

4.3     Effect of Administrator's Decision.     All decisions, determinations, and interpretations of the Administrator shall be final and binding on all Participants and any other holders of any Awards. The Administrator's decisions and determinations under the Plan need not be uniform and may be made selectively among Participants whether or not such Participants are similarly situated.

4.4     Liability.     No member of the Board or the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on her behalf in her capacity as a member of the Board or the Committee for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Board or the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of this Option may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with this Option unless arising out of such person's own willful criminal act, fraud, or bad faith. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power the Company may have to indemnify them or hold them harmless.

4.5     No Deferrals.     Neither the Administrator nor a Participant may defer the receipt of any Award.

Article 5.     Stock Subject to the Plan; Adjustments.

5.1     Basic Limitation.     The total number of Shares that may be awarded pursuant to Options and Stock Awards under the Plan may not exceed 818,181, subject to the adjustments provided for in Article 10.

5.2     Additional Shares.     In the event that any outstanding Award expires or is canceled, forfeited, or otherwise terminated, the Shares that pertain to the unexercised Award shall again be available for the purposes of the Plan. In the event that Shares issued under the Plan are reacquired by the Company at their original purchase price, such Shares shall again be available for the purposes of the Plan, except that the aggregate number of Shares that may be issued upon the exercise of Incentive Stock Options shall in no event exceed 818,181, subject to the adjustments provided for in Article 10.

5.3     Adjustments of Awards Due to a Corporate Transaction.

(a)     If the requirements of Treasury Regulation §1.424 -1 would be met if the Award were a statutory option, the Board may substitute a new Award pursuant to a corporate transaction for an outstanding Award or the assumption of the outstanding Award pursuant to a corporate transaction. For purposes of the preceding sentence, the requirement of Treasury Regulation §1.424 -1 (a)(5Xiii) will be deemed to be satisfied if the ratio of the Base Value to the Fair Market Value of the Company’s Common Stock immediately after the substitution or assumption is not greater than the ratio of the Base Value to the Fair Market Value of the Company’s Common Stock immediately before the substitution or assumption.

(b)     For purposes of the first sentence of Section 5.3(a) . the determination of whether the requirements of Treasury Regulation §1.424 -1 would be met with regard to Non-Statutory Stock Options and Restricted Stock Awards shall be without regard to the requirement described in Treasury Regulation §1.424 -1(a)(2) that an eligible corporation be the employer of the Optionee, or in the case of a Restricted Stock Award, the Grantee.

(c)     For purposes of this Section 5.3. the term “corporate transaction” is as such term is defined in Treasury Regulation §1.424 -l(aX3).

Article 6.     Eligibility.     The persons eligible to participate in the Plan shall be limited to Employees, Non-Employee Directors, and Consultants who have the potential to impact the long-term success of the Company and who have been selected by the Administrator, in its sole discretion, to participate in the Plan.

Article 7.     Stock Options.     Each Option shall be evidenced by a Notice of Option Grant and an Option Agreement, in the form approved by the Administrator and may contain such provisions as the Administrator deems appropriate; provided, however, that each Option Agreement shall comply with the terms specified in this Article 7. No person may be granted (in any calendar year) Options to purchase more than 315,000 Shares, subject to the adjustments provided for in Article 10. Each Option Agreement evidencing an Incentive Stock Option shall, in addition, be subject to Article 8.

7.1     Exercise Price.

(a)     The Exercise Price of an Option shall be determined by the Administrator in its sole discretion but shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant of such Option.

(b)     Notwithstanding the foregoing, where the outstanding shares of stock of another corporation are changed into or exchanged for shares of Common Stock without monetary consideration to that other corporation, then, subject to the approval of the Board, Options may be granted in exchange for unexercised, unexpired stock options of the other corporation and the exercise price of the Optioned Stock subject to each Option so granted shall be set in accordance with the provisions of Treasury Regulation §l.409A-l(b)(5Xv)(D).

(c)     The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator, in the Administrator’s sole discretion, and may consist entirely of (i) cash, (ii) check, (iii) to the extent permitted by law, by such other method as the Administrator may from time to time prescribe, or (iv) any combination of the foregoing methods of payment. The Administrator may, in the Administrator’s sole discretion, also permit Optionees, either on a selective or aggregate basis, to simultaneously exercise Options and sell the shares of Common Stock thereby acquired, pursuant to net exercise through the Company or through a brokerage or similar arrangement, approved in advance by the Administrator, and use the proceeds from such sale as payment of part or all of the Exercise Price of such Shares (a “cashless exercise”).

7.2     Vesting.

(a)     Any Option granted hereunder shall be exercisable and shall vest at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

(b)     Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control, the Administrator, in the Administrator's sole discretion, may accelerate the vesting date of any unvested Options such that such Options shall fully vest and become exercisable on such date (whether or not previously vested).

7.3     Term of Options.     No Option shall have a term in excess of ten (10) years measured from the Date of Grant of such Option.

7.4     Procedure for Exercise.

(a)     An Option shall be deemed to be exercised when:

(i)     written notice of such exercise has been given to the Administrator in accordance with the terms of the Option Agreement by the person entitled to exercise the Option;

(ii)     full payment of the applicable aggregate Exercise Price of the Shares being purchased under the Option has been received by the Administrator; and

(iii)     full payment of Tax Withholding Obligations has been received by the Administrator.

(b)     Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 7.1(c) . In the event of a cashless exercise, the broker shall not be deemed to be an agent of the Administrator.

(c)     An Option may not be exercised for a fraction of a Share.

7.5     Effect of Termination of Service.

(a)     Termination of Service.     Upon termination of an Optionee's Service, other than due to death. Disability, or Cause, the Optionee may exercise the Option, but only on or prior to the date that is three (3) months following the Optionee's Termination Date, and only to the extent that the Optionee was entitled to exercise such Option on the Termination Date (but in no event later than the expiration of the term of such Option, as set forth in the Notice of Stock Option Grant to such Option Agreement). If. on the Termination Date, the Optionee is not entitled to exercise the Optionee's entire Option then such unexercisable portion of such Option shall terminate. If, after termination of Service, the Optionee does not exercise the Option within the time specified herein, the Option shall terminate.

(b)     Disability of Optionee.     In the event of termination of an Optionee's Service due to his/her Disability, the Optionee may exercise the Option, but only on or prior to the date that is twelve (12) months following the Termination Date, and only to the extent that the Optionee was entitled to exercise such Option on the Termination Date (but in no event later than the expiration date of the term of such Option, as set forth in the Notice of Stock Option Grant to such Option Agreement). To the extent the Optionee is not entitled to exercise the Option on the Termination Date, or if the Optionee does not exercise the Option to the extent so entitled within the timespecified herein, the Option shall terminate.

(c)     Death of Optionee.     In the event that an Optionee should die while in Service or within three (3) months after termination of Optionee’s Service other than due to Cause, the Optionee's Option may be exercised by the Optionee's estate or by a person who has acquired the right to exercise the Option by bequest or inheritance, but only on or prior to the date that is twelve (12) months following the date of death, and only to the extent that the Optionee was entitled to exercise the Option at the date of death (but in no event later than the expiration date of the term of such Option, as set forth in the Notice of Stock Option Grant to such Option Agreement). If, at the time of death, the Optionee was not entitled to exercise the entire Option then such unexercisable portion of such Option shall terminate. If after death, the Optionee's estate or a person who acquires the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate.

(d)     Cause.     In the event of termination of an Optionee's Service due to Cause, the Optionee's Option shall terminate on the Termination Date.

(e)     Regulatory Compliance.     If the exercise of the Option following a termination of an Optionee's Service, but while the Option is otherwise exercisable, would be prohibited solely because the issuance of Common Stock would violate either the registration requirements under the Securities Act or any similar requirements under the laws of any state or foreign jurisdiction, then the Option will remain exercisable until the earlier of (i) the Option Expiration Date or (ii) the expiration of a period of three (3) months (or such longer period of time as determined by the Plan Administrator, in the Administrator’s sole discretion) after the termination of the Optionee's Service during which the exercise of the Option would not be in violation of such Securities Act or similar requirements.

(f)     Extension of Exercise Period: Acceleration of Vesting.     To the extent that the discretion granted in this Section 7.5(e) does not cause an Option to lose its exemption from the application of Section 409A or any regulations adopted pursuant thereto or does not violate Section 402 of the Sarbanes-Oxley Act of 2002 or any regulations adopted pursuant thereto or Regulation O, promulgated by the Board of Governors of the Federal Reserve System (as determined by the Administrator in its sole discretion), the Administrator shall have complete discretion, exercisable either at the time an Option is granted (by including language in the Option Agreement) or at any time while the Option remains outstanding, to:

(i)     extend the period of time for which the Option is to remain exercisable following the Optionee's cessation of Service from the limited exercise period otherwise in effect for that Option to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the expiration of the Option term; and/or

(ii)     permit the Option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested Shares for which such Option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

In the event there is no stockholders’ agreement in place. Participant shall enter into a stockholders' agreement as agreed to by the Company, the Company’s stockholders, and Participant.

7.6     Stockholder Rights.     Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends, distributions, or equivalents thereof, or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the slock certificate is issued, except as provided in Article 10 .

Article 8.     Incentive Stock Options.     The terms specified below shall be applicable to all Incentive Stock Options, and these terms shall, as to such Incentive Stock Options, supersede any conflicting terms in Article 7.

8.1     Eligibility.     Incentive Stock Options may only be granted to Employees.

8.2     Exercise Price.     The Exercise Price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant of such Option, except as otherwise provided for in Section 8.4.

8.3     Dollar Limitation.     In the case of an Incentive Stock Option, the aggregate Fair Market Value of the Optioned Stock (determined as of the Date of Grant of each Option) with respect to Options granted to any Employee under the Plan (or any other option plan of the Company) that may for the first time become exercisable as Incentive Stock Options during any one calendar year shall not exceed the sum of $100,000. To the extent the Employee holds two (2) or more such Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Options as Incentive Stock Options shall be applied on the basis of the order in which such Options are granted. Any Options in excess of such limitation shall automatically be treated as Non-Statutory Stock Options.

8.4     (10% Stockholder.     If any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder on the Date of Grant, then the Exercise Price shall not be less than one hundred and ten- percent (110%) of the Fair Market Value of a Share on the Date of Grant of such Option, and the Option term shall not exceed five (5) years measured from the Date of Grant of such Option.

8.5     Change in Status.     In the event of an Optionee's change of status from Employee to Consultant or to Non-Employee Director, an Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option three (3) months and one (1) day following such change of status.

8.6     Bona-Fide Leave of Absence.     An Optionee will not have a break in continuous employment if the Optionee is on military leave, sick leave, or any other bona-fide leaves of absence which do not extend beyond three (3) months. If such leave extends beyond three (3) months a termination of employment is deemed to occur as of the first day immediately following such three-month period, unless the Optionee's reemployment rights are guaranteed by statute or contract. If a termination of employment is deemed to occur, then any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.

8.7     Changes to Non-Statutory Stock Options.     In the event that an Incentive Stock Option is subsequently treated as a Non-Statutory Stock Option, such change of status shall not change the Exercise Price nor the term of such Option.

Article 9.     Restricted Stock Award.     Each Restricted Stock Award shall be evidenced by a Notice of Stock Award Grant and a Restricted Stock Award Agreement, in the form approved by the Administrator and may contain such provisions as the Administrator deems appropriate; provided, however, such Restricted Stock Award Agreement shall comply with this Article 9.

9.1     Risk of Forfeiture.

(a)     General Rule.     Shares issued pursuant to a Restricted Stock Award shall initially be subject to a Risk of Forfeiture. The Risk of Forfeiture shall be set forth in the Restricted Stock Award Agreement, and shall comply with the terms specified below.

(b)     Lapse of Risk of Forfeiture.     The Risk of Forfeiture shall lapse as the Grantee vests in the Restricted Stock Award. The Grantee shall vest in the Restricted Stock Award at such times and under such conditions as determined by the Administrator and set forth in the Restricted Stock Award Agreement. Notwithstanding the foregoing, upon the occurrence of a Change in Control, the Administrator may, in the Administrator’s sole discretion, cause the Risk of Forfeiture, with regard to some or all of the shares of Restricted Stock subject to a Restricted Stock Award Agreement, to lapse such that the Grantee shall become 100% vested in such shares of Restricted Stock that are still subject to a Risk of Forfeiture and that are outstanding on the date of the Change in Control.

(c)     Forfeiture of Restricted Stock.     Except as otherwise determined by the Administrator, in its sole discretion, the Restricted Stock that is subject to a Risk of Forfeiture shall automatically be forfeited and immediately returned to the Company on the Grantee's Termination Date or the date on which the Administrator determines that any other conditions to the vesting of the Restricted Stock were not satisfied during the designated period of time.

9.2     Rights as a Stockholder.     Upon the Date of Grant of a Restricted Stock Award, the Grantee shall have the same rights of a holder of Common Stock, including, without limitation, the right to dividends and the right to vote the Restricted Stock, subject to the conditions contained in the Restricted Stock Award Agreement.

Article 10.     Adjustments Upon Changes in Capitalization.

10.1     Adjustments Upon Changes in Capitalization.     The limitations set forth in Article 5 and Article 7. The number of Shares that pertain to each outstanding Award, and the Exercise Price of each Option shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued and outstanding Shares, effected without the receipt of consideration by the Company. Such adjustment shall be made in the sole discretion of the Administrator and. if applicable, in accordance with Treasury Regulation §l.409A-l(b)(5)(v)(H). In the event that not adjusting for an increase or decrease would cause an Award to lose its exemption pursuant to Section 409A, the Administrator shall make such adjustments necessary to prevent an award from losing its exemption pursuant to Section 409A.

10.2     Fractional Shares.     In the event of any adjustment in the number of shares covered by any Award, each such Award will cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment will be disregarded.

Article 11.     Non-Transferability of Awards.     Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and must be exercised during the lifetime of a Participant, only by the Participant. Notwithstanding the immediately preceding sentence, the Administrator may permit a Participant to transfer a Restricted Stock Award to one or more of the Participant’s immediate family members or to trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members. For purposes of the Plan, (a) the term "immediate family member" shall mean the Participant's spouse and issue (including adopted and step children) and (b) the phrase "immediate family members or to trusts established in whole or in part for the benefit of the Participant and/or one or more of such immediate family members" shall be further limited, if necessary, so that neither the transfer of a Restricted Stock Award to such immediate family member or trust, nor the ability of a Participant to make such a transfer, shall have adverse consequences to the Company or the Participant by reason of Section 162(m) of the Code.

Article 12.     No Repricing Without Stockholder Approval; Cancellation and Regrant of Awards

12.1     Notwithstanding anything in this Plan to the contrary, neither the Administrator nor the Company may take any action that would constitute or may be considered a "repricing" under generally accepted accounting principles or any applicable stock exchange rule or regulation with respect to any Option or Restricted Stock Award without the approval of the Company’s stockholders.

12.2     If (and only if) Section 12.1 is complied with, the Administrator shall have the authority to effect, at any time and from time to time.

(a)     with the consent of the affected Optionee, the cancellation of any or all outstanding Options and to grant in substitution new Options covering the same or a different number of Shares but with an Exercise Price per Share based on the Fair Market Value per Share on the new Date of Grant of the Option, provided (i) such cancellation does not cause such cancelled Options to lose their exemption pursuant to Section 409A or (ii) such grant in substitution does not cause the newly granted Options to be subject to Section 409A.

(b)     with the consent of the affected Grantee, the cancellation of any or all outstanding Restricted Stock Awards and to grant in substitution new Restricted Stock Awards covering the same or a different number of Shares, provided (i) such cancellation does not cause such cancelled Restricted Stock Awards to lose their exemption pursuant to Section 409A or (ii) such grant in substitution does not cause the newly granted Restricted Stock Awards to be subject to Section 409A.

12.3     For purposes of Article 5. Shares underlying any Award cancelled by the Company in any such substitution permitted by this Article 12 shall be available for issuance under the Plan; furthermore, except with respect to a Participant subject to Section I62(m) of the Code, a grant of any Award to a Participant pursuant to any such substitution shall be disregarded for purposes of determining whether such Participant has exceeded any limitations hereunder limiting the amount of any type of Award or aggregate amount of Awards that may be granted to a Participant (except to the extent the number of Shares underlying such newly granted Awards exceeds the number of Shares underlying the Participant's cancelled Awards).

Article 13.     Share Escrow/Legends.     Shares of Restricted Stock subject to a Risk of Forfeiture issued under this Plan may, in the Administrator's sole discretion, be held in escrow by the Company until the Participant's interest in such Shares of Restricted Stock are no longer subject to a Risk of Forfeiture or may be issued directly to the Participant with restrictive legends on the certificates evidencing Shares of Restricted Stock.

Article 14.     Tax Withholding.

14.1     The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy Tax Withholding Obligations.

14.2     For corporate purposes, notwithstanding any other provision in the Plan to the contrary, the Company will not be obligated to deliver Shares upon the exercise of Options, or deliver Shares or remove any restrictive legends upon vesting of Shares of Restricted Stock, or otherwise settle any Award under the Plan until any and all Tax Withholding Obligations are fully satisfied.

Article 15.     Effective Date and Term of the Plan.     Unless sooner terminated by the Board, the Plan shall continue until May 12, 2016. When the Plan terminates, no Awards shall be granted under the Plan thereafter. The termination of the Plan shall not affect any Shares previously issued or any Award previously granted under the Plan.

Article 16.     Time of Granting Awards.     The Date of Grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination to grant such Award, or such other date as determined by the Administrator; provided, however, that any Award granted prior to the date on which the Plan is approved by the Company's stockholders shall be subject to the stockholders' approval of the Plan. Notice of the determination shall be given to each Service Provider to whom an Award is so granted within a reasonable period of time after the date of such grant.

Article 17.     Amendment and Termination of the Plan.

17.1     Amendment and Termination.     The Board may, in its sole discretion, at any time amend, alter, suspend, terminate, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Award under any grant theretofore made without the consent of the Participants. In addition, to the extent necessary and desirable to comply with Section 422 of the Code (or any other applicable law or regulation, including the requirements of any stock exchange or national market system upon which the Common Stock is then listed), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required. The Board shall not adopt any amendment or termination of the Plan which will cause any Award previously issued under the Plan and outstanding as of the date of such amendment or termination to lose its exemption pursuant to Section 409A or to cause such Award to be subject to Section 409A.

17.2     Effect of Amendment and Termination.     Any such amendment or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Board, which agreement must be in writing and signed by the Participant and the Company.

Article 18.     Regulatory Approvals.

18.1     The implementation of the Plan, the granting of any Awards, and the issuance of any Shares upon the exercise of any granted Awards shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over this Plan, the Awards granted under this Plan, and the Shares issued pursuant to this Plan.

18.2     Notwithstanding any other provision of the Plan to the contrary, the Company will have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery, or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

18.3     The Company will be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security, or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

18.4     As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such Shares are being purchased or received only for the Participant's own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state, and foreign securities laws. At the option of the Company, a stop-transfer order against any such Shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold, or otherwise transferred, unless an opinion of counsel is provided (which is concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Administrator may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

18.5     To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

Article 19.     No Employment/Service Rights.     Nothing in the Plan shall confer upon a Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Participant, which rights are hereby expressly reserved by each, to terminate such Participant’s Service at any time, for any reason, with or without cause.

Article 20.     Governing Law.     This Plan shall be governed by Colorado law, applied without regard to conflict of laws principles.

Article 21.     Code Section 409A.     Awards under this Plan are intended to be exempt from Section 409A. Notwithstanding anything to the contrary in this Plan or elsewhere, if a Participant is a “specified employee" as determined pursuant to Section 409A as of the date of his or her “separation from service" (within the meaning of Treasury Regulation §1.409A -l(h)) and if any Award provided for in this Plan or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Grantee or Optionee to “additional tax," interest, or penalties unde Section 409A, then any such payment or benefit that is payable during the first six (6) months following the Participant’s “separation from service” shall be paid or provided to the Participant on the first business day of the seventh calendar month following the month in which his or her “separation from service” occurs or, if earlier, at the Participant’s death. In addition, any payment, delivery, settlement, or exercise of an Award upon a termination of Service that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid, delivered, settled, or exercised upon a “separation from service” (within the meaning of Treasury Regulation § 1.409A -1 (h)).

Article 22.     No Guarantees Regarding Tax Treatment.     Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. Notwithstanding anything contained herein to the contrary, the Committee and the Company make no guarantees to any person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any person with respect to any Award under Section 409A, Section 280G, Section 457A of the Code, or otherwise and none of the Company, any of its employees, representatives, shareholders, or members shall have any liability to a Participant (or its beneficiaries) with respect thereto.

Article 23.     Unfunded Plan.     Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

Article 24.     No Constraint on Corporate Action.     Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or any of its Subsidiaries to take any action which such entity deems to be necessary or appropriate.

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This Feel the World, Inc. 2016 Stock Incentive Plan was adopted and approved by the Board of Directors and Shareholders of the Company by written resolution on the 13th day of May 2016.

/s/ Lena Phoenix	5/13/16
Lena Phoenix, Secretary	Date